SCHEDULE 14C INFORMATION
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             of the Securities Exchange Act of 1934
                       (Amendment No. __)

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                    5 Starliving Online, Inc.
                Commission File Number: 000-26875

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                   5 STAR LIVING ONLINE, INC.
                     10229 19th AVENUE S.W.
                        SEATTLE, WA 98168

                      INFORMATION STATEMENT
                     Dated October 30, 2001


                WE ARE NOT ASKING YOU FOR A PROXY
          AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement of 5 Star Living Online, Inc., a
Delaware corporation, gives notice of the pending amendments to the Company's Certificate of Incorporation. It is first being sent to stockholders of the Company on October 30, 2001.

Board Action

     On October 17, 2001, the board of directors adopted, with its recommendation for approval by the stockholders, a resolution to approve amendments to the Company's Certificate of Incorporation as follows:

     (1)  To change the Company's name to "Viral Genetics, Inc.";

     (2) To affirm the authority of the board of directors to issue preferred stock in more or more series with such rights, privileges and preferences as may be determined by resolution of the board; and

     (3) To limit the liability of directors and officers to the extent permitted by section 102(b)(7) of the Delaware General
Corporation Law.

The complete text of each amendment is presented in Appendix I attached hereto.

Reasons for the Amendments

     Name Change

     The name change was approved and recommended by the board of directors because of the Company's plan to pursue development and commercialization of therapeutic and diagnostic systems for the treatment of viral diseases that are based on a biologically active linear protein, Thymus Nuclear Protein.

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     Authority to Issue Preferred Stock

     The Company's Certificate of incorporation authorizes the issuance of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. No rights, privileges or preferences of the preferred stock are set forth in the Certificate of Incorporation. Due to a clerical omission, no authority is granted in the Certificate of Incorporation to the board of directors to designate one or more series of preferred stock and the rights, privileges and preferences of each series. As a result there is little benefit to the Company of having authorized preferred stock, since the shares could not be issued without the stockholders approving an amendment to the Certificate of Incorporation in each instance.

     Our board believes that amending the Certificate of Incorporation to authorize the board to issue our authorized preferred stock in one or more series with such rights, privileges and preferences as may be established by resolution of the board will provide the Company with much-needed flexibility to satisfy our future financing requirements. We do not propose to issue preferred stock for any such financing purposes at the present time. Nevertheless, our board believes that obtaining this authority is desirable so that, as the need may arise, the Company will have more financial flexibility and be able to issue shares of preferred stock, without the expense and delay of a special stockholders' meeting, in connection with future opportunities for equity financings, acquisitions, management incentive and employee benefit plans, and for other corporate purposes.

     Although our board has no present intention of doing so, our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of the Company. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with our board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. The proposed amendment granting to the board the authority to issue the preferred stock in one or more series and to fix the rights privileges and preferences of the preferred stock is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor is our board currently proposing to stockholders any anti-takeover measures.

     Limitation of Liability

     Section 102(b)(7) of the Delaware General Corporation Law provides that the Certificate of Incorporation may eliminate or limit the personal liability of a director to the Company or its shareholders for monetary damages for breach of fiduciary duty, except for: (i) liability arising out of a director's breach of his duty of loyalty to the Company or its shareholders; (ii) any act or omission not in good faith or involving intentional misconduct or a knowing violation of laws; (iii) liability arising under the of the Delaware General Corporation Law for an unlawful

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declaration of dividends or stock redemption; and (iv)
liability for any transaction from which the director derived an improper personal benefit.

     The purpose of this provision in the Delaware General Corporation Law is to protect directors of a corporation against liability except where they have engaged in some knowing impropriety or intentional misconduct. The provision was adopted in response to the significant increase nationwide in lawsuits against corporate directors and the increase in insurance rates for director liability insurance, which has made it financially impractical for many companies to obtain such insurance.
Adoption of this provision through the amendment will facilitate the ability of the Company to attract and retain highly qualified individuals to serve as directors of the Company.

Stockholder Approval Obtained

     As of the date of this Information Statement, the Company received written consents approving the amendments from stockholders of record representing 22,884,781 shares of common stock, or 60.56 percent of the issued and outstanding shares. Accordingly, the stockholders have approved the amendments. The record date for determining the stockholders entitled to execute written consents was October 25, 2001. As of the record date there were 37,786,273 shares of the Company's common stock issued and outstanding.

     The amendments will take effect as of November 20, 2001. Upon effectiveness of the name change, certificates for shares of the Company's common stock issued under its former name will continue to represent the same interest in the Company under the new name. IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR COMPANY STOCK CERTIFICATES, ALTHOUGH STOCKHOLDERS MAY EXCHANGE THEIR CERTIFICATES IF THEY WISH.

   SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The table on the following page sets forth as of October 25, 2001, the number and percentage of the outstanding shares of common stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

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                                   Common           Percent
Name and Address                   Shares          of Class

Haig Keledjian (1) (2)           16,943,094          44.84
905 Mission Street
South Pasadena, CA 91030

Paul Hayward (1)                 1,000,000           2.65
8717 16th Avenue West
Seattle, Washington 98116

Hampar Karageozian (1)           5,941,687           15.72
31021 Marbella Vista
San Juan Capistrano, CA 92675

Dr. Harry Zhabilov (1)(2)           -0-               -0-
905 Mission Street
South Pasadena, CA 91030

Arthur Keledjian (1)                -0-               -0-
905 Mission Street
South Pasadena, CA 91030

Dr. Alberto Osio                 2,380,046           6.30
Gobemador Ignacio
Esteva 71 Mexico 11850 D.F.

Caribou Investments, Inc. (3)    2,104,358           5.57
Gubemador Ignacio
Esteva 70, Mexico 11850 D.F.

Nazir Maherali                   2,800,000           7.41
Suite 11
31550, South Fraser Way
Abbotsford BC Canada

All officers, directors and     23,884,781          63.21
directors as a Group (5 persons)

(1)  Officer or Director of the Company.

(2)  Haig Keledjian holds 589,697 shares personally.  He holds
     6,004,162 shares as Trustee for an irrevocable voting trust for the benefit of his children, 5,932,761 shares as Trustee

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     for an irrevocable voting trust for the benefit of the
     children of Dr. Harry Zhabilov, 2,188,403 shares as Trustee for an irrevocable trust established for a group of private investors, and 2,228,071 shares as Trustee for an irrevocable trust established for a group of Mr. Keledjian's family members. Mr. Keledjian has sole voting and investment control over the shares he holds as Trustee.

(3) Caribou Investments, Inc., is a private investment company owned and controlled by Horacia Altamirano of Mexico City, Mexico.

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                                                       Appendix I

        Amendments to the Certificate of Incorporation of
                   5 Star Living Online, Inc.

Name Change

     Amendment. The Certificate of Incorporation of the corporation is amended by striking article FIRST in its entirety and replacing therefor:

     FIRST.  The name of this corporation shall be:

                      Viral Genetics, Inc.

Authority to Issue Preferred Stock

     Amendment. The Certificate of Incorporation of the corporation is amended by striking article FOURTH in its entirety and replacing therefor:

     FOURTH. The total number of shares of all classes of capital stock that the corporation shall have authority to issue is 100,000,000 shares. Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose. The classes and the aggregate number of shares of stock of each class that the corporation shall have authority to issue are as follows:

     (a)  80,000,000 shares of Common Stock, $0.0001 par value
("Common Stock").

     (b)  20,000,000 shares of Preferred Stock, $0.0001 par value
("Preferred Stock").

     The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets,

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dissolution or winding up of the
affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series' permitted by law.

Limitation of Liability

     Amendment. The Certificate of Incorporation of the corporation is amended by adding new Article SEVENTH as follows:

     SEVENTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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